Exhibit (a)(1)(vi)

INSTRUCTIONS REGARDING THE OFFER BY

ACP Funds Trust

TO REPURCHASE UP TO 25% OF ITS ISSUED AND OUTSTANDING SHARES
AT NET ASSET VALUE IN EXCHANGE FOR CASH

DO NOT COMPLETE THIS FORM IF YOU HAVE DECIDED NOT TO PRESENT YOUR SHARES FOR REDEMPTION.

Please consult with your Financial Intermediary before completing this form.

Pinnacle Fund Administration must receive your Shares from your Financial Intermediary no later than 12:00 midnight Eastern time on November 1, 2007 (the “Expiration Date”), unless the Offer to Purchase is extended).

The undersigned acknowledge(s) receipt of the Offer to Purchase, dated October 1, 2007 and the Letter of Transmittal in connection with the offer to Shareholders by _____________ (the “Fund”), a series of ACP Funds Trust, a Delaware Statutory Trust registered under the Investment Company Act of 1940, as amended, as a closed-end, non-diversified management investment company, to tender their Shares for the repurchase of up to 25% of the Fund’s shares of beneficial Shares (the “Shares”) issued and outstanding as of the Expiration Date.  The undersigned hereby requests the purchase of the Shares designated below, in accordance with the terms and conditions of the Offer to Purchase and Letter of Transmittal, which together, as amended from time to time constitute the Repurchase Offer.

Number of Shares Tendered for Participation in Repurchase Offer: _____

Name of Fund	Date

Name of Registered Shareholder(s)	Name of Registered Shareholder(s)
(Please Type or Print)	(Please Type or Print)

Authorized Signature	Authorized Signature

Taxpayer Identification or	Taxpayer Identification or
Social Security Number	Social Security Number